Exhibit 99.1

NEWS RELEASE
For additional information:
Terence R. Rogers,
VP Finance and Treasurer 773.788.3720

Ryerson Sets 2007 Annual Meeting Date

Chicago, Illinois – June 13, 2007 –The Board of Directors of Ryerson Inc. (NYSE: RYI) has set August 23, 2007, as the date of its 2007 annual meeting of stockholders. The meeting will be at 8:00 a.m., Central Time, at the Conrad Hotel, 521 N. Rush Street, Chicago, Illinois.

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Important Information

The Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a Proxy Statement in connection with its 2007 Annual Meeting, and advises its security holders to read the Proxy Statement relating to the 2007 Annual Meeting when it becomes available because it will contain important information. Security holders may obtain a free copy of the Proxy Statement and any other relevant documents (when available) that the Company files with the SEC at the SEC’s web site at http://www.sec.gov. The Proxy Statement and these other documents may be accessed at www.ryerson.com or obtained free from the Company by directing a request to Ryerson Inc., ATTN: Investor Relations, 2621 West 15th Place, Chicago, IL 60608.

Certain Information Regarding Participants

The Company, its directors and named executive officers may be deemed to be participants in the solicitation of Ryerson’s security holders in connection with its 2007 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Ryerson’s Annual Report on Form 10-K for the year ended December 31, 2006 and in the Company’s Amendment No. 1 to such Form 10-K, each of which is filed with the SEC. To the extent holdings of Ryerson equity securities have changed since the amounts reflected in the Company’s Amendment No. 1 to its Form 10-K for the year ended December 31, 2006, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

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Ryerson Inc. is a leading North American distributor and processor of metals, with 2006 revenues of $5.9 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, China and India. On January 1, 2006, the company changed its name from Ryerson Tull, Inc. to Ryerson Inc. and adopted the ticker symbol “RYI” for its common stock listed on the New York Stock Exchange.